EXHIBIT H
                       CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                             As of December 31, 1996
                                   (UNAUDITED)
                                   (millions)

Retained Earnings at Beginning of Year                       $1,893
    Net income for common stock
          CSW International Two, Inc.                           103
          Non-exempt entities                                   326
     Deduct:  Common stock dividends                           (358)
     Deduct:  Preferred stock and other adjustments              (1)
                                                           --------
Retained Earnings at End of Year                             $1,963
                                                           ========